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                                                                     EXHIBIT 4.6

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                    VARIABLE RATE CUMULATIVE PREFERRED STOCK

                                       OF

                     EVENFLO & SPALDING HOLDINGS CORPORATION

                         -------------------------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                         -------------------------------



                  Evenflo & Spalding Holdings Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation on July 30, 1998 pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Corporation which authorizes the issuance of up to 50,000,000 shares of preferred stock, $.01 par value (the "Authorized Preferred Stock"):

                  WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation to fix by resolution or resolutions the designation of each series of preferred stock and the powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

                  WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series to be known as Variable Rate Cumulative Preferred Stock;

                  NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation, the Board of Directors hereby creates a series of Preferred Stock, par value $.01 per share, of the Corporation and hereby states the designation and number of shares and fixes the
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relative rights, powers and preferences thereof, and the limitations thereof, as follows:
                  1.       Designation and Amount.

                  The shares of such series shall be designated as "Variable Rate Cumulative Preferred Stock" and the number of shares constituting the Variable Rate Cumulative Preferred Stock shall be 1,000,000, such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Variable Rate Cumulative Preferred Stock to a number less than the number of shares then outstanding. The liquidation preference (the "Liquidation Preference") for such shares shall be $100 per share plus the amount of any accrued and unpaid dividends on such shares.

                  2.       Rank.

                  The Variable Rate Cumulative Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to all classes of common stock of the Corporation and each other class of Capital Stock (as defined below) or series of preferred stock. (All equity securities of the Corporation to which the Variable Rate Cumulative Preferred Stock ranks senior are collectively referred to herein as "Junior Securities").

                  3.       Dividends.

                  (a) Beginning on the date of original issuance (the "Original Issue Date"), the Holders of the outstanding shares of Variable Rate Cumulative Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends. All dividends shall be cumulative, whether or not earned or declared, from the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Original Issue Date at a rate (the "Dividend Rate") applied to the Liquidation Preference (as adjusted for accrued and unpaid dividends). The Dividend Rate for the Initial Dividend Period shall be 14.000% per annum and for each subsequent period ending on September 30 of each year (each a "Subsequent Dividend Period") shall be the rate determined in accordance with subparagraph (g) below. Each such dividend shall be payable to Holders of record as they appear on the stock books of the Corporation on such record dates, not less than ten (10) nor more than sixty (60) days preceding the Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accrue in respect of the Variable Rate Cumulative Preferred Stock on the Redemption Date. The dividend payable on each share of Variable Rate Cumulative Preferred Stock with respect to the period from the Original Issue Date to the first Dividend Payment Date shall be equal to (i) 14% of the Liquidation Preference
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multiplied by (ii) a fraction equal to (A) the number of days from and including the Original Issue Date to (but excluding) the Dividend Payment Date divided by
(B) 360.

                  (b) All dividends paid with respect to shares of the Variable Rate Cumulative Preferred Stock pursuant to Section 3(a) shall be paid pro rata to the Holders entitled thereto.

                  (c) Each fractional share of Variable Rate Cumulative Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Variable Rate Cumulative Preferred Stock pursuant to Section 3(a), and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in Section 3(a) with respect to dividends on each outstanding share of Variable Rate Cumulative Preferred Stock. Each fractional share of Variable Rate Cumulative Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Variable Rate Cumulative Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Variable Rate Cumulative Preferred Stock.

                  (d) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Variable Rate Cumulative Preferred Stock at any time.

                  (e) (i) Holders of shares of the Variable Rate Cumulative Preferred Stock shall be entitled to receive the dividends provided for in Section 3(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

              (ii) So long as any shares of the Variable Rate Cumulative Preferred Stock are outstanding and dividends on any Dividend Payment Date have not been paid, the Corporation shall not: (a) declare, pay or set apart for payment any dividend on any of the Junior Securities; (b) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities (other than the repurchase of Junior Securities held by officers or other employees of the Corporation (if any) pursuant to the terms of management stockholder agreements); (c) make any distribution in respect of Junior Securities, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior
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         Securities to the holders of Junior Securities); or (d) permit any corporation or other entity directly or indirectly controlling, controlled by, or under common control with the Corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities.

                  (f) Subject to the foregoing provisions of this Section 3, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the Holders of the shares of the Variable Rate Cumulative Preferred Stock shall not be entitled to share therein.

                  (g) The Dividend Rate for any Subsequent Dividend Period will be a floating rate per annum determined by reference to the Treasury Rate, determined as described below, plus 8.6%. The Treasury Rate with respect to the calculation of the Dividend Rate for any Subsequent Dividend Period, will be calculated by the Calculation Agent on the second Market Day preceding the commencement of such Subsequent Dividend Period (each, a "Determination Date"), as follows:

               (i) The Treasury Rate shall be, with respect to any Determination Date, the rate displayed for such Determination Date (or the most recent publication of such rate prior to the Determination Date) on Telerate Page 7055 under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m.," under the column for 10-year U.S. Treasury securities. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time on such Determination Date, the Treasury Rate with respect to such Subsequent Dividend Period will be determined as described in subsection (ii) below.

              (ii) If such rate is no longer displayed on Telerate Page 7055, or if not displayed by 3:00 p.m., New York City time on the Determination Date, as described in subsection (i) above, the Treasury Rate will be such treasury constant maturity rate for 10-year U.S. Treasury securities as published by the Board of Governors of the Federal
         Reserve System in the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)"). If such rate is no longer published, or if not published by 3:00 p.m., New York City time on the Determination Date, the
         Treasury Rate will be such treasury constant maturity rate (or other United States Treasury rate) for 10-year U.S. Treasury securities as may be then published by either the Board of
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                                                                               5

         Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on Telerate Page 7055 and published in the relevant H.15(519).

             (iii) If on any Determination Date, the Calculation Agent is required but unable to determine the Treasury Rate in the manner provided in subparagraphs (i) and (ii) above, the Treasury Rate for such Dividend Period shall be the Treasury Rate as determined on the previous Determination Date.

              (iv) Each calculation in respect of the Variable Rate Cumulative Preferred Stock will be rounded, if necessary, to the nearest one ten-thousandth of a percentage, with five hundred thousandths being rounded upwards.

Notwithstanding the foregoing or anything herein to the contrary, (i) in the event that the Dividend Rate as calculated in accordance with the foregoing provisions would at any time exceed 16.0000%, such Dividend Rate shall be reduced to 16.0000% per annum for such Subsequent Dividend Period, and (ii) in the event that the Dividend Rate as calculated in accordance with the foregoing provisions would at any time be less than 12.0000%, such Dividend Rate shall be increased to 12.0000% per annum for such Subsequent Dividend Period.

                  (h) The Calculation Agent shall, as soon as practicable after 9:00 a.m., New York City time, on each Determination Date, determine the Dividend Rate and inform the Paying Agent. The Paying Agent will calculate the amount of dividends payable in respect of the following Dividend Payment Date during the applicable Dividend Period (the "Dividend Amount").

                  (i) All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purpose of the provisions relating to the payment and calculation of dividends on the Variable Rate Cumulative Preferred Stock, whether by the Calculation Agent or Paying Agent, will (in the absence of willful default, bad faith or manifest error) be final, conclusive and binding on the Corporation and all of the holders of the Variable Rate Cumulative Preferred Stock and no liability will (in the absence of willful default, bad faith or manifest error) attach to the Calculation Agent or Paying Agent in connection with the exercise or non-exercise by any of them of their powers, duties and discretion. None of the Paying Agent, the Calculation Agent or the Corporation (or any of their respective officers, directors, agents, beneficiaries, employees or affiliates) shall have any liability to any person for the determination of the Treasury Rate which is caused by circumstances beyond its reasonable control.
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                  4.       Liquidation Preference.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the Holders of shares of Variable Rate Cumulative Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, an amount in cash equal to $100 for each share outstanding, plus an amount in cash equal to accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up) before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. After payment of such amount to the Holders of Variable Rate Cumulative Preferred Stock, the Holders of Variable Rate Cumulative Preferred Stock shall be entitled to no further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Variable Rate Cumulative Preferred Stock, then the Holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amounts to which the Holders of outstanding shares of Variable Rate Cumulative Preferred Stock are entitled were paid in full.

                  (b) For the purposes of this Section 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or any other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation.

                  5.       Redemption.

                  (a) Optional Redemption. The Corporation may redeem, at the option of the Board of Directors, at any time, from any source of funds legally available therefor, in whole or in part, in the manner provided in Section 5(c) hereof, any or all of the shares of Variable Rate Cumulative Preferred Stock, at a redemption price equal to 100% of the aggregate liquidation preference of such shares (which includes an amount equal to the accrued and unpaid dividends, if any, with respect to all such shares through the date of redemption and which shall include an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the Redemption Date)(the "Optional Redemption Price").

                  (b) Pro Rata Redemption; Payment in Cash. In the event of a redemption pursuant to Section 5(a) hereof of only a portion of the then outstanding shares of Variable Rate Cumulative Preferred Stock redeemable thereunder, the Corporation
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shall effect such redemption pro rata according to the number of shares held by each Holder of such Variable Rate Cumulative Preferred Stock. All payments of the Optional Redemption Price shall be made in cash.

                  (c) Procedure for Redemption. (i) At least ten (10) days and not more than twenty (20) days prior to the date fixed for any redemption of the Variable Rate Cumulative Preferred Stock, written notice (the "Redemption Notice") shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Variable Rate Cumulative Preferred Stock at such Holder's address as the same appears on the stock register of the Corporation, provided, however, that neither failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Variable Rate Cumulative Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                           (A) that the redemption is pursuant to Section 5(a) hereof;

                           (B)      the Optional Redemption Price;

                           (C)      whether all or less than all of the
                                    outstanding shares of the Variable Rate
                                    Cumulative Preferred Stock redeemable
                                    thereunder are to be redeemed and the total number of shares of such Variable Rate Cumulative Preferred Stock being redeemed;

                           (D) the number of shares of Variable Rate Cumulative Preferred Stock held by the Holder that the Corporation intends to redeem;

                           (E)      the date fixed for redemption;

                           (F) that the Holder is to surrender to the Corporation, at the place or places where certificates for shares of Variable Rate Cumulative Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of Variable Rate Cumulative Preferred Stock to be redeemed; and

                           (G) that dividends on the shares of the Variable Rate Cumulative Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Corporation defaults on the payment of the Optional Redemption Price.
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              (ii) On or before the date fixed for redemption, each Holder of
         Variable Rate Cumulative Preferred Stock shall surrender the certificate or certificates representing such shares of Variable Rate Cumulative Preferred Stock to the Corporation, in the manner and at the place designated in the Redemption Notice, and, on the Redemption Date, the Corporation shall pay to such Holder the full Optional Redemption Price. Such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

             (iii) Unless the Corporation defaults in the payment in full of the Optional Redemption Price, dividends on the Variable Rate Cumulative Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such redeemed shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, without interest.

                  6.       Voting Rights.

                  (a) The Holders of Variable Rate Cumulative Preferred Stock, except as otherwise required under Delaware law and as set forth in paragraphs
(b), (c) and (d) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                  (b) Holders of a majority of the issued and outstanding shares of Variable Rate Cumulative Preferred Stock, voting separately and as a class, shall have the right to elect two additional members of the Board of Directors in the event dividends have not been paid for six consecutive Dividend Payment Dates.

                  (c) Holders of Variable Rate Cumulative Preferred Stock shall have the right to approve by majority vote any sale, lease, transfer, conveyance or other disposition (including by way of merger, consolidation or other business combination), in one or a series of related transactions, of all or substantially all of the assets or equity securities of the Corporation, any liquidation of the Corporation and any amendment of the Corporation's Certificate of Incorporation adverse to Holders of the Variable Rate Cumulative Preferred Stock; provided, however, that (i) the creation, authorization or issuance of any shares of Junior Securities or (ii) the increase or decrease in the amount of authorized Capital Stock of any class, shall not require the consent of the Holders of Variable Rate Cumulative Preferred Stock and shall not be deemed to adversely affect the rights, preferences, privileges or voting rights of Holders of shares of
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Variable Rate Cumulative Preferred Stock.

                  (d) If vacancies shall exist in the offices of directors elected or to be elected by the Holders of Variable Rate Cumulative Preferred Stock, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty percent (20%) of the shares of Variable Rate Cumulative Preferred Stock then outstanding addressed to the Secretary of the Corporation shall, call a special meeting of the Holders of Preferred Stock for the purpose of electing directors. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meetings of stockholders. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the Secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty percent (20%) of the outstanding shares of Variable Rate Cumulative Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meeting of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any Holder of Variable Rate Cumulative Preferred Stock so designated shall have access to the lists of stockholders to be called pursuant to the provisions hereof.

                  (e) At any meeting held for the purpose of electing directors at which the Holders of Variable Rate Cumulative Preferred Stock shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Variable Rate Cumulative Preferred Stock shall be required to constitute a quorum of such Variable Rate Cumulative Preferred Stock.

                  (f) Any vacancy occurring in the office of a director elected by the Holders of Variable Rate Cumulative Preferred Stock may be filled by the remaining directors elected by the Holders of Variable Rate Cumulative Preferred Stock unless and until such vacancy shall be filled by the Holders of Variable Rate Cumulative Preferred Stock.

                  (g) In any case in which the Holders of Variable Rate Cumulative Preferred Stock shall be entitled to vote pursuant to this Section 6 or pursuant to Delaware law, each Holder of Preferred Stock shall be entitled to one vote for each share of Preferred Stock held.

                  (h) The voting rights described in Section 6(b) above will continue until such time as all dividends in arrears on the Variable Rate Cumulative Preferred Stock are paid in full or any such default has been cured, as the case may be, at which time
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the term of the directors elected pursuant to Section 6(b) shall terminate.

                  7.       Conversion or Exchange.

                  Holders of shares of the Variable Rate Cumulative Preferred Stock shall not have any rights herein, in the absence of any offer by the Corporation, to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

                  8.       Preemptive Rights.

                  No shares of Variable Rate Cumulative Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto by the Corporation at any time, regardless of how such securities or such warrants, rights or options may be denominated, issued or granted.

                  9.       Reissuance of Variable Rate Cumulative Preferred
                           Stock.

                  Shares of Variable Rate Cumulative Preferred Stock that have been issued and reacquired in any manner, including, without limitation, shares of Variable Rate Cumulative Preferred Stock redeemed or purchased pursuant to
Section 5, shall be cancelled and shall not be reissued until after such time as there shall have been no shares of the Variable Rate Cumulative Preferred Stock outstanding.

                  10.      Business Day.

                  If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

                  11.      Definitions.

                  As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                  "Affiliate" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting

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securities, by agreement or otherwise; provided, however, that beneficial ownership of 10.0% or more of the voting securities of a Person shall be deemed to be control.

                  "Business Day" shall mean a day other than a Saturday, Sunday, national or New York state holiday or other day on which commercial banks in New York City are authorized or required by law to close.

                  "Capital Stock" shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                  "Calculation Agent" shall mean any calculation agent (which may be the Corporation) selected by the Corporation with respect to the Variable Rate Cumulative Preferred Stock, in its capacity as calculation agent.

                  "Determination Date" shall have the meaning set forth in
Section 3(g) above.

                  "Dividend Payment Date" shall means each March 31, June 30, September 30 and December 31 of each year.

                  "Dividend Amount" shall have the meaning set forth in Section 3(h) above.

                  "Dividend Period" shall mean, with respect to a share of Variable Rate Cumulative Preferred Stock, the Initial Dividend Period and, thereafter, each Subsequent Dividend Period.

                  "Dividend Rate" shall have the meaning set forth in Section 3(a) above.

                  "H.15(519)" shall have the meaning set forth in Section 3(g) above.

                  "Holder" shall mean a record holder of shares of Variable Rate Cumulative Preferred Stock.

                  "Initial Dividend Period" shall mean the dividend period commencing on and including the Original Issue Date and ending on and including, the fifth successive Dividend Payment Date to occur thereafter.

                  "Junior Securities" shall have the meaning set forth in
Section 2 above.
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                  "Market Day" shall mean any Business Day on which commercial banks are open for business in New York City.

                  "Officer" shall mean the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Corporation.

                  "Optional Redemption Price" shall have the meaning set forth in Section 5(a) above.

                  "Original Issue Date" shall have the meaning set forth in
Section 3(a) above.

                  "Paying Agent" shall mean any paying agent (which may be the Corporation) selected by the Corporation with respect to the Variable Rate Cumulative Preferred Stock, in its capacity as paying agent.

                  "Permitted Holders" shall mean Kohlberg Kravis Roberts & Co. L.P. and any of its Affiliates.

                  "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture association, joint stock company, trust, unincorporated association, government or any agency or political subdivision or any other entity.

                  "Redemption Date" with respect to any shares of Variable Rate Cumulative Preferred Stock, shall mean the date on which such shares of Variable Rate Cumulative Preferred Stock are redeemed by the Corporation.

                  "Redemption Notice" shall have the meaning set forth in
Section 5(c)(i) above.

                  "Related Parties" shall mean any Person controlled by a Permitted Holder, including any partnership or limited liability company of which a Permitted Holder or its Affiliates is the general partner or managing member, as the case may be.

         "Subsequent Dividend Period" shall have the meaning set forth in
Section 3(a) above.

                  "Subsidiary" shall mean, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (x)

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more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly-Owned Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

                  "Telerate Page 7055" shall mean the display designated as Page 7055 on the Dow Jones Telerate Service (or such other pages as may replace Page 7055 on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)).

                  "Treasury Rate" shall have the meaning set forth in Section 3(g) above.

                  "Voting Stock" of any Person as of any date shall mean the Capital Stock of such person that is at the time entitled to vote in the election of the Board of Directors of such person.

                  "Wholly-Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person and one or more Wholly-Owned Subsidiaries of such Person.

                  12.      Legally Available Funds.

                  The Corporation shall use its best efforts, including, without limitation, through the revaluation of its assets in accordance with the General Corporation Law of the State of Delaware, to make or keep funds legally available to satisfy in full its obligations under this Certificate, including, without limitation, those obligations arising pursuant to Section 5 hereof. The Variable Rate Cumulative Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior in right of payment and otherwise to all classes of common stock of the Corporation and each other class of Capital Stock or series of preferred stock of the Corporation.

                  IN WITNESS WHEREOF, Evenflo & Spalding Holdings Corporation has caused this certificate to be executed by duly authorized officers of the Corporation on this 19th day of August, 1998.



                                    EVENFLO & SPALDING HOLDINGS CORPORATION


                                    By:______________________________
                                       Name:
                                       Title:




Attest:


By:____________________________
   Name:
   Title:
`